EXHIBIT 23(A)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-77523 on Form S-3, Registration Statement No. 333-92651 on Form S-8, Registration Statement No. 333-72160 on Form S-3 as amended, Registration Statement No. 333-80149 on Form S-3, and Registration Statement No. 333-105070 on Form S-3 as amended, of Sierra Pacific Resources of our report dated March 7, 2004, which includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 and SFAS No. 143, appearing in this Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2003.

Deloitte & Touche LLP

Reno, Nevada

March 7, 2004